Exhibit 10.1

Commitment Letter

This Commitment Letter (“Agreement”), dated as of 30th day of July, 2014, is entered into by and between Cachet Financial Solutions Inc., a Delaware corporation (“Borrower”), and Jim Davis, an individual resident of the State of Florida, and Mike Hanson an individual resident of the State of Minnesota (“Lenders”).

Introduction

Borrower desires to obtain a commitment from Lender to provide funds, if necessary, for the continued operation of Borrower’s business.  Lenders are willing to provide funds of up to $2,500,000 to Borrower as of the effectiveness date of this agreement through December 31, 2014 in accordance with the terms set forth below.

Agreement

Now, Therefore, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1)	Lenders agree to make up to $2,500,000 available to Borrower until 12/31/14.

2)	Borrower agrees that it shall use the funds provided hereunder for working capital to ensure the continued operation of its business.

3)	Lenders agree that Borrower may access such funds at any time prior to 12/31/14 upon request to Lender.

4)
The parties agree that promissory notes shall be entered into for each advance of funds by Borrower and such notes will be subordinate to all existing promissory notes.  Each promissory note shall bear simple interest at a rate of 10% beginning from the date of advance.  The parties agree that the principal and interest of each such promissory note shall become due on 1/31/15.  If the promissory notes are not repaid by 1/31/15, the default interest rate adjusts to 18%.

5)	Lenders agree there shall be no financial covenants or restrictions on the funds provided hereunder.

In Witness Whereof, this Commitment Letter has been duly executed as of the date first written above.

Borrower:		Lenders:

Cachet Financial Solutions, Inc.		/s/ James L. Davis

By:	/s/ Jeffrey C. Mack	/s/ Michael J. Hanson
Its:	Chief Executive Officer